Exhibit 99.1

Press Release

IMPERIAL PARKING SPECIAL COMMITTEE TO WEIGH INDICATIONS OF INTEREST

Vancouver, B.C. — October 14, 2003 — Imperial Parking Corporation (AMEX: IPK) announced today that the Special Committee of its Board of Directors has received indications of interest from a number of parties for a potential acquisition of the Company. The Special Committee, with the concurrence of the Board of Directors, has determined to explore certain of these preliminary indications.

The Special Committee was formed in January 2003 in order to explore strategic alternatives in light of the decision by Gotham Partners Management Co. LLC to sell its 31% ownership interest in the Company. On May 23, 2003, the Company announced that the Special Committee, based upon its own analysis and the advice of The Blackstone Group, its financial advisor, had determined that a sale of the Company was not in the best interests of the Company and its shareholders at that time.

Subsequently, on June 23, 2003, Gotham Partners announced publicly that it had retained Bear, Stearns & Co. Inc. to explore strategic alternatives concerning its stake in the Company. During the course of the process undertaken by Gotham Partners and Bear Stearns, the Special Committee received from a number of parties preliminary indications of interest for the acquisition of the Company.

The Special Committee has signed confidentiality agreements with a number of parties and has determined, based on the advice of The Blackstone Group, to take further steps to explore whether certain of these preliminary indications of interest might be developed into firm proposals that might be in the best interests of the Company and its shareholders. The Special Committee cautions that there can be no assurance that any such indication of interest can be developed into a firm proposal on terms acceptable to the Company and that the Special Committee may terminate this exploration process at any time.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and one of the four largest in North America. Impark currently owns, leases or manages more than 1,670 parking locations containing over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.